Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement and Release of Claims (“Agreement”) is made by and between MARK MARGAVIO (the “Employee”) an individual, and Frank’s International, LLC, a Texas limited liability company, its subsidiaries, parents, joint ventures, affiliates and related parties, and their respective officers, directors, shareholders, employees, agents, and representatives (collectively, “Frank’s”), as of July 3, 2014 (the “Offer Date”).

In exchange for consideration as stated below, Employee agrees to the following terms of separation and release of claims.

Terms of Separation

•	Effective date of termination shall be December 31, 2014.

•	If Employee signs this Agreement, does not revoke it, and abides by its terms then Frank’s will provide Employee with the following valuable consideration:

(i)	Compensation at Employee’s current base salary through December 31, 2014

(ii)	Vesting as of December 31, 2014 of the unvested portion of Employee’s Executive Deferred Compensation account

(iii)	Vesting as of December 31, 2014 of the unvested portion of all Restricted Stock Units made the subject of the Frank’s International N.V. Restricted Stock Unit (RSU) Agreement between you and Frank’s International N.V. dated as of August 14, 2013

(iv)	Frank’s will reimburse Employee for up to $10,000 in attorney fees with respect to the review of this Agreement

Pre-Termination Status and Cooperation

After the date hereof through December 31, 2014, Employee will not seek, accept or commence work on behalf of any third party other than Frank’s or any entity owned or controlled by the Mosing family, whether as an employee, consultant or in any other capacity. In that regard, Employee will provide Frank’s with such ongoing assistance and cooperation as may be requested by Frank’s with respect to Frank’s or any entity owned or controlled by the Mosing family from time to time for no additional consideration through December 31, 2014, and after December 31, 2014, at an hourly rate of $200 plus pre-approved expenses, billed to Frank’s monthly in 1/6 hour increments; provided that, the level of bona fide services to be performed by Employee following December 31, 2014 shall not exceed 20% of the average level of bona fide services performed by Employee over the immediately preceding 36-month period in accordance with Treas. Reg. 1.409A-1(h)(1)(ii); provided further that, the limitation in the preceding clause shall be applied in the aggregate over the course of an entire calendar year such that the occurrence of a single day, week or month where Employee performs services that exceed 20% of the average level of bona fide services performed per day, week or month over the immediately preceding 36-month period shall not, standing alone, violate such clause.

If Frank’s determines, in Frank’s reasonable discretion, that Employee either (i) is not timely and in good faith providing such assistance and cooperation, or (ii) has engaged in work for any third party other than Frank’s or any entity owned or controlled by the Mosing family, then Frank’s shall send Employee a written notice specifying the failure to comply with this provision and the opportunity to cure such failure within ten (10) calendar days after the date of the notice. If Employee fails to cure the failure to Frank’s satisfaction within such ten (10) day period, then Frank’s shall have the option to immediately cease all further payments and vesting of benefits hereunder by providing further written notice to Employee. Upon Employee’s receipt of such written notice that Frank’s is ceasing further payments and vesting of benefits, then thereafter Employee will no longer be obligated to not work for third parties or to provide assistance and cooperation to Frank’s or any entity owned or controlled by the Mosing family; provided, however, that such cessation of further payments shall not affect Employee’s other obligations and agreements hereunder.

Release of Claims

By signing this Agreement and in exchange for the consideration described above, Employee fully and completely releases and discharges Frank’s and its directors, officers, agents, employees, shareholders, representatives and attorneys, from any and all claims, demands, causes of action, complaints, charges and liability, of any kind, known and unknown, which Employee has or might have as a result of or in any way relating to Employee’s employment with Frank’s or the termination of such employment, (other than Frank’s agreements and obligations regarding the payment described above), including without limitation, any claims relating to pay, executive deferred compensation plans, restricted stock unit agreements, 401K plans (other than the 401K plan in Employee’s name being administered by The Newport Group), any other fringe benefits or fringe benefit plans, or other terms of employment; claims based on any tort, whistleblower, or wrongful discharge theory; claims based on breach of contract (express or implied), breach of covenant of good faith and fair dealing; of intentional infliction of emotional distress, violation of public policy, defamation, invasion of privacy, impairment of economic opportunity, or any other tort; any claims for punitive, exemplary of compensatory damages; back or front pay claims; attorney’s fees or costs; claims based on discrimination or harassment on the basis of race, color, religion, sex, national origin, age, handicap, disability, or other category protected under the Civil Rights Acts of 1866, 1871, 1964, and 1991, or any other similar federal, state, or local constitution, regulation, law (statutory or common), or legal theory. All such claims, if any, are hereby compromised, settled, and extinguished in their entirety.

Employee further agrees and waives any claim to reinstatement or future employment with Frank’s.

Employee acknowledges that this release of claims is not and cannot be considered as an admission of liability on the part of Frank’s; on the contrary, it is understood that any and all liability is expressly denied.

Employee covenants that Employee has not filed any claims, lawsuits or actions with any local, state, or federal court against Frank’s and covenants not to do so at any time based on any matter covered by this release of claims.

Confidentiality

Until and unless the Confidential and Proprietary Information of Frank’s becomes public knowledge through no fault, either directly or indirectly, of Employee, Employee promises to keep confidential, and not directly or indirectly disclose, disseminate, publish, or threaten to do the same, all Confidential and Proprietary Information gained as a result of Employee’s engagement with Frank’s. This covenant extends beyond the date of the execution of this Agreement. For purposes of this Agreement, “Confidential and Proprietary Information” means all (i) non-public information, (ii) knowledge, (iii) data, (iv) trade secrets (i.e., anything that gives Frank’s a competitive advantage), (v) proprietary information, (vi) confidential information, or (vii) information provided to Frank’s by its customers, suppliers, contractors, subcontractors, agents or representatives (regardless of whether Frank’s is contractually obligated to keep such information confidential), obtained by Employee from or through Frank’s during the course of Employee’s employment with Frank’s, concerning the business or affairs of Frank’s or Frank’s customers, suppliers, contractors, subcontractors, agents or representatives. Employee further acknowledges and covenants that all property of Frank’s in the Employee’s possession has been returned to Frank’s prior to the execution of this Agreement. In addition, Employee agrees and acknowledges that the obligations and covenants contained in the Confidential Information Section of the Frank’s Employee Handbook remain in full force and effect and survive the execution of this Agreement.

Non-Disparagement

From and after the date hereof, both Employee and Frank’s covenant to and with the other that they will not, directly or indirectly, at any time, for any reason whatsoever, with or without cause, disseminate, disclose, divulge or in any manner whatsoever permit to be disseminated, divulged or disclosed to any person, firm, corporation, association or other business entity, any disparaging remarks concerning the other, and with regard to Frank’s, its operations, products, services, customers, or suppliers.

Acknowledgment of Waiver of Claims under ADEA:

Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Frank’s agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after Effective Date (as defined below). Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement (although Employee may choose to execute this Agreement earlier); (c) Employee has seven (7) days following the execution of this Agreement to revoke it ; and (d) this Agreement shall not be effective until the revocation period has expired (the “Effective Date”).

Breach of Agreement

In the event of a dispute under this Agreement, the prevailing party shall be entitled to recover from the other party as additional damages the prevailing party’s attorney’s fees, costs and expenses incurred in enforcing such party’s rights.

Applicable Law and Venue

This Agreement shall be governed and construed in accordance with the laws of the State of Texas. Any disputes arising under this Agreement shall be resolved in the courts of Houston, Harris County, Texas, and Employee submits to the jurisdiction of such courts for purposes of this Agreement.

Offer Expiration

If Employee accepts this Agreement, Employee must execute the Agreement and return the original executed Agreement to Frank’s, to the attention of John Sinders, no later than 5:00 p.m., Houston time, on July 24, 2014. To revoke this Agreement, Employee must provide written notice to John Sinders within seven (7) days from the date Employee signed this Agreement.

Advise to Seek Counsel

Frank’s advises Employee to consult with an attorney prior to executing this Agreement regarding the terms of this waiver and release and particularly the claims or causes of action covered by the waiver and release.

Employee acknowledges that Employee has reviewed and understands the terms of this Agreement including the waiver and release provisions, and has had an opportunity to review it with Employee’s advisers, including legal counsel of Employee’s choice. Employee agrees to be bound by the terms of this Agreement. Employee agrees and understands that the laws of the State of Texas will apply to any dispute arising out of the interpretation of this Agreement.

Upon execution by both parties and upon Employee’s receipt of the payment described above, this Agreement shall be effective as of the Effective Date.

FRANK’S:

FRANK’S INTERNATIONAL, LLC

By:	/s/ John Sinders
John Sinders,
Executive Vice President, Administration

EMPLOYEE:

/s/ Mark Margavio
Mark Margavio
Date signed: July 14, 2014